Exhibit 99.1

FOR IMMEDIATE RELEASE

ANNALY CAPITAL MANAGEMENT, INC. REPORTS 1st QUARTER 2014 RESULTS

•	GAAP net loss of $203.4 million, $0.23 loss per common share
•	Core earnings of $239.7 million, $0.23 earnings per common share
•	Strong capital position with capital ratio of 15.2%, net capital ratio of 15.4%, and leverage of 5.2:1
•	Book value of $12.30, up from $12.13 as of prior quarter
•	Completed first securitization of commercial real estate loans

New York, New York–May 7, 2014– Annaly Capital Management, Inc. (NYSE: NLY) today announced financial results for the quarter ended March 31, 2014.

Financial Performance

GAAP net loss for the quarter ended March 31, 2014 was $203.4 million or $0.23 per average common share as compared to GAAP net income of $1.0 billion or $1.07 per average common share for the quarter ended December 31, 2013, and GAAP net income of $870.3 million or $0.90 per average common share for the quarter ended March 31, 2013. The decrease from both prior periods was largely attributable to higher unrealized losses on interest rate swaps and interest-only Agency mortgage-backed securities and a net loss on trading assets. Core earnings for the quarter ended March 31, 2014 was $239.7 million or $0.23 per average common share as compared to $350.1 million or $0.35 per average common share for the quarter ended December 31, 2013, and $296.4 million or $0.29 per average common share for the quarter ended March 31, 2013. "Core earnings" represents a non-GAAP measure and is defined as net income (loss) excluding gains or losses on disposals of investments and termination of interest rate swaps, unrealized gains or losses on interest rate swaps and Agency interest-only mortgage-backed securities, net loss on extinguishment of the 4% Convertible Senior Notes due 2015, net gains and losses on trading assets, impairment losses and loss on previously held equity interest in CreXus Investment Corp.

For the quarter ended March 31, 2014, the annualized yield on average interest-earning assets was 3.21% and the annualized cost of funds on average interest-bearing liabilities, including the net interest payments on interest rate swaps, was 2.31%, which resulted in an average interest rate spread of 0.90%.  This represented a 53 basis point decrease from the 1.43% average interest rate spread for the quarter ended December 31, 2013, and a 1 basis point decrease from the 0.91% average interest rate spread for the quarter ended March 31, 2013. Our annualized yield on average interest-earning assets decreased for the quarter ended March 31, 2014 when compared to the quarter ended December 31, 2013 primarily due to higher amortization expense on our Investment Securities. Stability in prepayment speeds during the quarter resulted in more normalized amortization of investment premiums, compared to prior quarter which reflected lower amortization expense due to a sharp decline in prepayment speeds. Our annualized cost of funds on average interest-bearing liabilities increased for the quarter ended March 31, 2014 when compared to the quarter ended December 31, 2013 due to higher interest rate swap notional amounts during the period.

Wellington J. Denahan, Chairman and Chief Executive Officer of Annaly, commented on the Company’s results. “We remain optimistic about the investment landscape in light of the market’s reaction to the Federal Reserve’s ongoing reduction of bond purchases. We continue to be flexible with our capital deployment and feel comfortable in our ability to sustain attractive risk-adjusted returns in the quarters ahead.”
Asset Portfolio

Investment Securities, which is comprised of Agency mortgage-backed securities and Agency debentures, were $77.8 billion at March 31, 2014, compared to $73.4 billion at December 31, 2013 and $112.2 billion at March 31, 2013.  As of March 31, 2014, substantially all of the Company’s Investment Securities were Fannie Mae, Freddie Mac and Ginnie Mae mortgage-backed securities and debentures.  Fixed-rate Agency mortgage-backed securities and debentures comprised 93% of the Company’s Investment Securities portfolio at March 31, 2014.  Adjustable-rate Agency mortgage-backed securities and debentures comprised 7% of the Company’s Investment Securities portfolio.  During the quarter ended March 31, 2014, the Company disposed of $5.0 billion of Investment Securities, resulting in a realized gain of $80.7 million.  During the quarter ended December 31, 2013, the Company disposed of $11.9 billion of Investment Securities, resulting in a realized gain of $49.6 million.  During the quarter ended March 31, 2013, the Company disposed of $17.2 billion of Investment Securities, resulting in a realized gain of $182.8 million.

The Constant Prepayment Rate for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013, was 6%, 7% and 19%, respectively.  The net amortization of premiums and accretion of discounts on Investment Securities for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013, was $119.0 million, $30.7 million, and $421.1 million, respectively.  The total net premium balance on Investment Securities at March 31, 2014, December 31, 2013, and March 31, 2013, was $5.1 billion, $4.6 billion, and $5.4 billion, respectively. The amortized cost basis of the Company’s non-interest-only Investment Securities at March 31, 2014, December 31, 2013, and March 31, 2013, was 105.2%, 105.0%, and 104.3%, respectively. The amortized cost basis of the Company’s interest-only Investment Securities at March 31, 2014, December 31, 2013, and March 31, 2013, was 14.7%, 14.1%, and 13.6%, respectively.

The Company’s commercial investment portfolio consists of commercial real estate investments and corporate debt. During the quarter, the Company securitized first mortgage commercial real estate loans with an aggregate principal balance of $399.5 million and financed the senior bonds with third party investors for net proceeds of approximately $256.4 million. The senior bonds are non-recourse to the Company. The Company retained the most junior classes of certificates and the only interest-only certificate issued by the securitization trust.

Total commercial real estate investments increased from $1.6 billion at December 31, 2013 to $1.7 billion at March 31, 2014. The commercial investment portfolio, net of financing, represented 12% of stockholders’ equity at March 31, 2014, compared to 14% at December 31, 2013. Commercial real estate debt and preferred equity, including securitized loans, totaled $1.6 billion and investments in commercial real estate totaled $40.3 million at March 31, 2014.

Capital and Funding

At March 31, 2014 total stockholders’ equity was $12.6 billion. Leverage at March 31, 2014, December 31, 2013, and March 31, 2013, was 5.2:1, 5.0:1 and 6.6:1, respectively.  Leverage includes repurchase agreements, Convertible Senior Notes and non-recourse securitized debt, loan participation and mortgages payable. At March 31, 2014, December 31, 2013, and March 31, 2013, the Company’s capital ratio, which represents the ratio of stockholders’ equity to total assets, was 15.2%, 15.1%, and 12.2%, respectively.  At March 31, 2014, December 31, 2013, and March 31, 2013, the Company’s net capital ratio was 15.4%, 15.9%, and 13.0%, respectively. The Company’s net capital ratio takes into account the net balances of its U.S Treasury securities and U.S Treasury securities sold, not yet purchased, reverse repurchase agreements and repurchase agreements, and securities borrowed and securities loaned.  On a GAAP basis, the Company produced an annualized return (loss) on average equity for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013 of (6.52%), 32.46%, and 22.29%, respectively. On a Core earnings basis, the Company provided an annualized return on average equity for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013, of 7.68%, 11.05%, and 7.59%, respectively.

At March 31, 2014, December 31, 2013, and March 31, 2013 the Company had outstanding $64.5 billion, $61.8 billion, and $100.3 billion of repurchase agreements, respectively, with weighted average borrowing rates of 2.43%, 2.33%, and 1.49%, respectively, after giving effect to the Company’s interest rate swaps, and weighted average remaining maturities of 187 days, 204 days, and 198 days, respectively.

At March 31, 2014, December 31, 2013, and March 31, 2013, the Company had a common stock book value per share of $12.30, $12.13 and $15.19, respectively.

The following table presents the maturities of repurchase agreements at March 31, 2014:

Maturity	Principal Balance	Weighted Average Rate
(dollars in thousands)
Within 30 days	$18,373,653	0.32%
30 to 59 days	17,122,926	0.43%
60 to 89 days	3,842,791	0.42%
90 to 119 days	6,941,938	0.55%
Over 120 days(1)	18,262,641	1.26%
Total	$64,543,949	0.65%

(1) Approximately 14% of the total repurchase agreements have a remaining maturity over 1 year.

Hedge Portfolio

At March 31, 2014, the Company had entered into interest rate swaps with a net notional amount of $56.7 billion and interest rate swaptions with a net notional amount of $4.1 billion, or 94% of the Company’s repurchase agreements, compared to 92% of the Company’s repurchase agreements at December 31, 2013 and 48% of the Company’s repurchase agreements at March 31, 2013.  Changes in the unrealized gains or losses on the interest rate swaps are reflected in the Company’s consolidated statements of comprehensive income (loss).  The purpose of the interest rate swaps is to mitigate the risk of rising interest rates that affect the Company’s cost of funds.  Since the Company pays a fixed rate and receives a floating rate on the notional amount of the swaps, the intended effect of the swaps is to lock in a cost of financing.  As of March 31, 2014, the swap portfolio, excluding forward starting swaps, had a weighted average pay rate of 2.16%, a weighted average receive rate of 0.19% and weighted average maturity of 5.31 years.

At March 31, 2014, the Company had entered into interest rate swaptions with a net notional amount of $4.1 billion. Changes in the unrealized gains or losses on the interest rate swaptions are reflected in the Company’s consolidated statements of comprehensive income (loss).  The interest rate swaptions provide the Company with the option to enter into an interest rate swap agreement for a specified notional amount, duration, and pay and receive rates.  As of March 31, 2014, the long swaption portfolio had a weighted average pay rate of 3.14% and weighted average maturity of 4.70 months. As of March 31, 2014, there were no short swaption positions.

The following table summarizes certain characteristics of the Company’s interest rate swaps at March 31, 2014:

Maturity	Current Notional (1)	Weighted Average Pay Rate (2) (3)	Weighted Average Receive Rate (2) (4)	Weighted Average Years to Maturity (2)
(dollars in thousands)
0 - 3 years	$24,516,550	1.78%	0.17%	1.84
3 - 6 years	8,723,500	2.07%	0.19%	4.60
6 - 10 years	17,179,700	2.49%	0.23%	7.83
Greater than 10 years	6,290,000	3.66%	0.18%	21.09
Total / Weighted Average	$56,709,750	2.16%	0.19%	5.31

(1) Notional amount includes $3.1 billion in forward starting pay fixed swaps, offset by $1.4 billion in forward starting receive fixed swaps.
(2) Excludes forward starting swaps. (3) Weighted average fixed rate on forward starting pay fixed swaps was 3.00%. (4) Weighted average fixed rate on forward starting receive fixed swaps was 1.18%.

The following table summarizes certain characteristics of the Company’s interest rate swaptions at March 31, 2014:

	Current Underlying Notional	Weighted Average Underlying Pay Rate	Weighted Average Underlying Receive Rate	Weighted Average Underlying Years to Maturity	Weighted Average Months to Expiration
	(dollars in thousands)
Long	$4,100,000	3.14%	3M LIBOR	10.04	4.70
Short	$-	-	-	-	-

Key Metrics

The following table presents key metrics of the Company’s portfolio, liabilities and hedging positions, and performance as of and for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013:

March 31, 2014	December 31, 2013	March 31, 2013
Portfolio Related Metrics:
Fixed-rate Agency mortgage-backed securities and debentures as a percentage of portfolio	93%	91%	92%
Adjustable-rate Agency mortgage-backed securities and debentures as a percentage of portfolio	7%	9%	8%
Weighted average yield on commercial real estate debt and preferred equity at period-end	9.13%	9.17%	N/A
Weighted average net equity yield on investments in commercial real estate at period-end (1)	11.69%	12.69%	N/A

Liabilities and Hedging Metrics:
Weighted average days to maturity on repurchase agreements outstanding at period-end	187	204	198
Notional amount of interest rate swaps and swaptions as a percentage of repurchase agreements	94%	92%	48%
Weighted average pay rate on interest rate swaps at period-end (2)	2.16%	2.14%	2.08%
Weighted average receive rate on interest rate swaps at period-end (2)	0.19%	0.20%	0.23%
Weighted average net rate on interest rate swaps at period-end (2)	1.97%	1.94%	1.85%
Leverage at period-end (3)	5.2:	1	5.0:	1	6.6:	1
Capital ratio at period end	15.2%	15.1%	12.2%
Net capital ratio at period end	15.4%	15.9%	13.0%

Performance Related Metrics:
Annualized yield on average interest earning assets during the quarter (4)	3.21%	3.50%	2.37%
Annualized cost of funds on average interest bearing liabilities during the quarter (5)	2.31%	2.07%	1.46%
Annualized interest rate spread during the quarter	0.90%	1.43%	0.91%
Annualized return (loss) on average equity	(6.52%)	32.46%	22.29%
Annualized Core return on average equity	7.68%	11.05%	7.59%
Common dividend declared during the quarter	$0.30	$0.30	$0.45
Book value per common share	$12.30	$12.13	$15.19

(1)  Excludes real estate held-for-sale.
(2)  Excludes forward starting swaps.
(3)  Includes repurchase agreements, Convertible Senior Notes and non-recourse securitized debt, loan participation and mortgages payable.
(4)  Average interest earning assets reflects the average amortized cost of our investments during the period.
(5)  Includes interest expense on interest rate swaps.

The following table presents a reconciliation between GAAP net income and Core earnings for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013:

	For the quarters ended
	March 31, 2014	December 31, 2013	March 31, 2013
	(dollars in thousands)
GAAP net income	$(203,351)	$1,028,749	$870,278
Realized (gains) losses on termination of interest rate swaps	6,842	13,177	16,378
Unrealized (gains) losses on interest rate swaps	348,942	(561,101)	(325,734)
Net (gains) losses on disposal of investments	(79,710)	(28,602)	(182,843)
Net (gains) losses on trading assets	146,228	(41,936)	(1,549)
Net unrealized (gains) losses on interest-only Agency mortgage-backed securities	20,793	(60,181)	(80,127)
Core earnings	$239,744	$350,106	$296,403
GAAP net income per average common share	$(0.23)	$1.07	$0.90
Core earnings per average common share	$0.23	$0.35	$0.29

The following table presents the components of the Company’s interest income and interest expense for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013:

	For the quarters ended
	March 31,	December 31,	March 31,
	2014	2013	2013
Interest income:
Investment Securities	$614,419	$721,670	$723,750
Commercial investment portfolio(1)	39,486	37,702	1,070
U.S. Treasury securities	1,329	8,125	5,996
Securities loaned	114	2,087	2,612
Reverse repurchase agreements	500	1,587	3,636
Other	53	78	153
Total interest income	655,901	771,249	737,217
Interest expense:
Repurchase agreements	103,131	111,038	157,064
Convertible Senior Notes	18,897	17,788	15,813
U.S. Treasury securities sold, not yet purchased	1,076	6,684	2,788
Securities borrowed	95	1,718	1,925
Securitized debt of consolidated VIE	1,611	-	-
Participation sold	161	165	-
Total interest expense	124,971	137,393	177,590
Net interest income	$530,930	$633,856	$559,627
(1)Includes commercial real estate debt and preferred equity and corporate debt.

Dividend Declarations

Common dividends declared for the quarters ended March 31, 2014, December 31, 2013, and March 31, 2013 were $0.30, $0.30, and $0.45 per common share, respectively.  The Company distributes dividends based on its current estimate of taxable earnings per common share, not GAAP net income. Taxable earnings and GAAP net income will typically differ due to items such as non-taxable unrealized and realized gains and losses, differences in premium amortization and discount accretion, and non-deductible general and administrative expenses. The annualized dividend yield on the Company’s common stock for the quarter ended March 31, 2014, based on the March 31, 2014 closing price of $10.97, was 10.94%, as compared to 12.04% for the quarter ended December 31, 2013, and 11.33% for the quarter ended March 31, 2013.

Other Information

Annaly’s principal business objective is to generate net income for distribution to its shareholders from its investments. Annaly is a Maryland corporation that has elected to be taxed as a real estate investment trust (“REIT”). Annaly is managed and advised by Annaly Management Company LLC.

The Company prepares a supplement to provide additional quarterly information for the benefit of its shareholders. The supplement can be found at the Company’s website in the Investor Relations section under “Quarterly Supplemental Information”.

Conference Call

The Company will hold the first quarter 2014 earnings conference call on May 8, 2014 at 10:00 a.m. EDT.  The number to call is 888-317-6003 for domestic calls and 412-317-6061 for international calls.  The conference passcode is 6194861.  There will also be an audio webcast of the call on www.annaly.com.  The replay of the call is available for one week following the conference call. The replay number is 877-344-7529 for domestic calls and 412-317-0088 for international calls and the conference passcode is 10044805. If you would like to be added to the e-mail distribution list, please visit www.annaly.com, click on Investor Relations, then select Email Alerts and complete the email notification form.

This news release and our public documents to which we refer contain or incorporate by reference certain forward-looking statements which are based on various assumptions (some of which are beyond our control) and may be identified by reference to a future period or periods or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "anticipate," "continue," or similar terms or variations on those terms or the negative of those terms. Actual results could differ materially from those set forth in forward-looking statements due to a variety of factors, including, but not limited to, changes in interest rates; changes in the yield curve; changes in prepayment rates; the availability of mortgage-backed securities and other securities for purchase; the availability of financing and, if available, the terms of any financings; changes in the market value of our assets; changes in business conditions and the general economy; our ability to grow the commercial mortgage business; our ability to consummate any contemplated investment opportunities; changes in government regulations affecting our business; our ability to maintain our qualification as a REIT for federal income tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; risks associated with the businesses of our subsidiaries, including the investment advisory business of our wholly-owned subsidiary and risks associated with the broker-dealer business of our wholly-owned subsidiary. For a discussion of the risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. We do not undertake, and specifically disclaim any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share data)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013 (1)	2013	2013	2013
	(Unaudited)		(Unaudited)	(Unaudited)	(Unaudited)
ASSETS

Cash and cash equivalents	$924,197	$552,436	$1,122,722	$725,537	$1,862,550
Reverse repurchase agreements	444,375	100,000	31,074	171,234	4,933,465
Securities borrowed	513,500	2,582,893	3,439,954	2,425,024	2,688,485
Investments, at fair value:
U.S. Treasury securities	-	1,117,915	2,459,617	-	1,645,930
Agency mortgage-backed securities	75,350,388	70,388,949	79,902,834	92,487,318	108,256,671
Agency debentures	2,408,259	2,969,885	3,128,853	3,306,473	3,970,279
Investment in affiliates	137,647	139,447	136,748	134,948	267,547
Commercial real estate debt and preferred equity (2)	1,640,206	1,583,969	1,227,182	938,357	-
Investments in commercial real estate	40,313	60,132	60,424	67,203	-
Corporate debt, held for investment	145,394	117,687	75,988	61,682	66,539
Receivable for investments sold	19,116	1,193,730	934,964	1,499,140	1,292,478
Accrued interest and dividends receivable	276,007	273,079	297,161	340,671	388,665
Receivable for investment advisory income	6,498	6,839	10,055	10,374	12,817
Intangible for customer relationships	-	-	4,572	6,474	6,731
Goodwill	94,781	94,781	103,245	102,783	55,417
Interest rate swaps, at fair value	340,890	559,044	360,373	38,950	-
Other derivatives, at fair value	40,105	146,725	85,180	91,270	-
Other assets	33,101	34,949	52,211	61,146	54,282
Total assets	$82,414,777	$81,922,460	$93,433,157	$102,468,584	$125,501,856

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:
U.S. Treasury securities sold, not yet purchased, at fair value	$-	$1,918,394	$2,403,524	$-	$611,167
Repurchase agreements	64,543,949	61,781,001	69,211,309	81,397,335	100,322,942
Securities loaned	513,510	2,527,668	3,299,090	2,284,245	2,330,060
Payable for investments purchased	1,898,507	764,131	2,546,467	2,833,214	3,203,461
Convertible Senior Notes	827,486	825,262	824,512	824,229	824,902
Securitized debt of consolidated VIE	260,700	-	-	-	-
Mortgages payable	19,317	19,332	19,346	19,361	-
Participation sold	13,963	14,065	14,164	14,324	-
Accrued interest payable	170,644	160,921	162,755	164,190	175,749
Dividends payable	284,247	284,230	331,557	396,888	426,173
Interest rate swaps, at fair value	1,272,616	1,141,828	1,504,258	1,189,178	2,259,173
Other derivatives, at fair value	6,045	55,518	125,468	-	4,812
Accounts payable and other liabilities	39,081	25,055	44,983	82,316	37,048
Total liabilities	69,850,065	69,517,405	80,487,433	89,205,280	110,195,487

Stockholders’ Equity:
7.875% Series A Cumulative Redeemable Preferred Stock: 7,412,500 authorized, issued and outstanding	177,088	177,088	177,088	177,088	177,088
7.625% Series C Cumulative Redeemable Preferred Stock 12,650,000 authorized, 12,000,000 issued and outstanding	290,514	290,514	290,514	290,514	290,514
7.50% Series D Cumulative Redeemable Preferred Stock: 18,400,000 authorized, issued and outstanding	445,457	445,457	445,457	445,457	445,457
Common stock, par value $0.01 per share, 1,956,937,500 authorized, 947,488,945, 947,432,862, 947,304,761, 947,483,487 and 947,293,099 issued and outstanding, respectively	9,475	9,474	9,473	9,475	9,473
Additional paid-in capital	14,770,553	14,765,761	14,759,738	14,754,681	14,746,579
Accumulated other comprehensive income (loss)	(2,088,479)	(2,748,933)	(1,454,790)	(1,289,246)	2,003,248
Accumulated deficit	(1,039,896)	(534,306)	(1,281,756)	(1,124,665)	(2,365,990)
Total stockholders’ equity	12,564,712	12,405,055	12,945,724	13,263,304	15,306,369
Total liabilities and stockholders’ equity	$82,414,777	$81,922,460	$93,433,157	$102,468,584	$125,501,856

(1) Derived from the audited consolidated financial statements at December 31, 2013
(2) Includes senior securitized mortgages of consolidated VIE with a carrying value of $398.1 million at March 31, 2014

ANNALY CAPITAL MANAGEMENT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(UNAUDITED)
(dollars in thousands, except per share data)

	For the quarters ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2014	2013	2013	2013	2013
Net interest income:
Interest income	$655,901	$771,249	$697,160	$712,936	$737,217
Interest expense	124,971	137,393	145,476	164,255	177,590
Net interest income	530,930	633,856	551,684	548,681	559,627
Other income (loss):
Realized gains (losses) on interest rate swaps(1)	(260,435)	(242,182)	(227,909)	(212,727)	(225,476)
Realized gains (losses) on termination of interest rate swaps	(6,842)	(13,177)	(36,658)	(35,649)	(16,378)
Unrealized gains (losses) on interest rate swaps	(348,942)	561,101	6,343	1,109,022	325,734
Subtotal	(616,219)	305,742	(258,224)	860,646	83,880
Investment advisory income	6,123	8,490	9,558	12,187	13,408
Net gains (losses) on disposal of investments	79,710	28,602	43,602	147,998	182,843
Dividend income from affiliates	13,045	4,048	4,048	4,048	6,431
Net gains (losses) on trading assets	(146,228)	41,936	(96,022)	54,046	1,549
Net unrealized gains (losses) on interest-only Agency mortgage-backed securities	(20,793)	60,181	(7,099)	111,521	80,127
Impairment of goodwill	-	-	-	(23,987)	-
Loss on previously held equity interest in CreXus	-	-	-	(18,896)	-
Other income (loss)	1,460	3,945	4,212	7,192	132
Subtotal	(66,683)	147,202	(41,701)	294,109	284,490
Total other income (loss)	(682,902)	452,944	(299,925)	1,154,755	368,370
General and administrative expenses:
Compensation and management fee	38,521	43,385	41,774	43,764	38,443
Other general and administrative expenses	8,857	12,909	16,970	21,367	13,469
Total general and administrative expenses	47,378	56,294	58,744	65,131	51,912
Income (loss) before income taxes	(199,350)	1,030,506	193,015	1,638,305	876,085
Income taxes	4,001	1,757	557	92	5,807
Net income (loss)	(203,351)	1,028,749	192,458	1,638,213	870,278
Dividends on preferred stock	17,992	17,992	17,992	17,992	17,992
Net income (loss) available (related) to common stockholders	$(221,343)	$1,010,757	$174,466	$1,620,221	$852,286
Net income (loss) per share available (related) to common stockholders:
Basic	$(0.23)	$1.07	$0.18	$1.71	$0.90
Diluted	$(0.23)	$1.03	$0.18	$1.64	$0.87
Weighted average number of common shares outstanding:
Basic	947,458,813	947,386,060	947,303,205	947,411,380	947,249,901
Diluted	947,458,813	995,625,622	955,690,471	995,229,637	994,815,169
Net income (loss)	$(203,351)	$1,028,749	$192,458	$1,638,213	$870,278
Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities	741,172	(1,244,500)	(121,942)	(3,144,496)	(867,151)
Reclassification adjustment for net (gains) losses included in net income (loss)	(80,718)	(49,643)	(43,602)	(147,998)	(182,843)
Other comprehensive income (loss)	660,454	(1,294,143)	(165,544)	(3,292,494)	(1,049,994)
Comprehensive income (loss)	$457,103	$(265,394)	$26,914	$(1,654,281)	$(179,716)

(1) Interest expense related to the Company’s interest rate swaps is recorded in Realized gains (losses) on interest rate swaps on the Consolidated Statements of Comprehensive Income.